Exhibit 99.1
       Contact:   Michael R. Sand,
          President & CEO
          Dean J. Brydon, CFO
                          (360) 533-4747
                          www.timberlandbank.com

Timberland Bancorp’s Second Fiscal Quarter Earnings Per Share Increases 26% to $0.72
•	Completes Core Operating System Conversion
•	Announces $0.15 Regular Quarterly Dividend and $0.10 Special Dividend

HOQUIAM, WA – April 30, 2019 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income of $6.11 million, or $0.72 per diluted common share for the quarter ended March 31, 2019, boosted by a one-time $1.0 million tax exempt benefit, that was partially offset by $616,000 in pre-tax net costs associated with its system conversion.  This compares to net income of $4.27 million, or $0.57 per diluted share for the quarter ended one year ago, and net income of $5.62 million, or $0.66 per diluted common share, for the preceding quarter.

For the first six months of fiscal 2019, Timberland earned $11.73 million, or $1.39 per diluted common share, an increase in net income of 49% and an increase in earnings per diluted common share (“EPS”) of 32% from $7.88 million, or $1.05 per diluted common share reported for the first six months of fiscal 2018.

Timberland’s Board of Directors declared a quarterly cash dividend to shareholders of $0.15 per common share and a special one-time cash dividend of $0.10 per common share payable on May 29, 2019, to shareholders of record on May 15, 2019.

“During the quarter we converted the Bank’s core operating software to the Jack Henry Silverlake operating system and incurred conversion costs as forecast in the Company’s prior earnings release,” commented Michael Sand, President and CEO.  “Direct conversion costs of $456,000 were expensed during the quarter comparing favorably to our forecasted $450,000 expense.  In addition, indirect employee costs of approximately $160,000 associated with the conversion were incurred bringing quarterly conversion related expenses to $616,000 ($487,000 after tax), or $0.06 per share.  With the completion of this conversion we are now focused on the migration of South Sound’s core operating system to the Silverlake platform.  This conversion is scheduled for July 12, 2019 and, during the next two quarters, we expect to incur conversion related expenses of approximately $700,000 ($553,000 after tax).”

“During the quarter Timberland recognized a $214,000 increase (compared to the prior quarter) in the accretion of the fair value discount on loans acquired in the South Sound Bank merger,” Sand continued.  “In addition, Timberland received a tax exempt payout on a bank owned life insurance (“BOLI”) policy of approximately $1.0 million ($0.12 per share).”

“The year-over-year financial comparisons noted in the text that follows compare periods prior to, and subsequent to, the acquisition of South Sound Bank and serve to highlight the financial benefits of the merger.  Adding two large deposit offices within the Olympia market area along Washington State’s economically important I-5 corridor should continue to provide Timberland with opportunities to further increase loans and deposits,” said Sand.

Second Fiscal Quarter 2019 Earnings and Balance Sheet Highlights (at or for the period ended March 31, 2019, compared to December 31, 2018, or March 31, 2018):

   Earnings Highlights:
•	Net income increased 43% to $6.11 million from $4.27 million for the comparable quarter one year ago and increased 9% from $5.62 million for the preceding quarter;
•	EPS for current quarter increased 26% to $0.72 from $0.57 for the comparable quarter one year ago and increased 9% from $0.66 from the preceding quarter;
•	EPS for the first six months of fiscal 2019 increased 32% to $1.39 from $1.05 for the first six months of fiscal 2018;
•	Return on average equity and return on average assets for the current quarter remained strong at 15.45% and 2.01%, respectively; and
•	Net interest margin increased to 4.51% from 4.19% for the comparable quarter one year ago and 4.47% for the preceding quarter.

Timberland Fiscal Q2 2019 Earnings
April 30, 2019

   Balance Sheet Highlights:
•	Total assets increased 24% year-over-year and 3% from the prior quarter;
•	Total deposits increased 22% year-over-year and 4% from the prior quarter;
•	Net loans receivable increased 23% year-over-year and 2% from the prior quarter; and
•	Book and tangible book (non-GAAP) values per common share increased to $19.47 and $17.39, respectively, at March 31, 2019.

Operating Results

Operating revenue (net interest income before the provision for loan losses, plus non-interest income excluding recoveries on investment securities and BOLI death benefit claims) increased 23% to $15.65 million from $12.69 million for the comparable quarter one year ago and was consistent with operating revenue of $15.59 million for the preceding quarter.  Operating revenue increased 24% to $31.24 million for the first six months of fiscal 2019 from $25.24 million for the comparable period one year ago.

Net interest income for the current quarter increased 32% to $12.73 million from $9.62 million for the comparable quarter one year ago and increased 3% from $12.34 million for the preceding quarter.  For the first six months of fiscal 2019 net interest income increased 32% to $25.07 million from $19.06 million for the first six months of fiscal 2018.

Timberland’s net interest margin (“NIM”) for the current quarter increased to 4.51% from 4.19% for the comparable quarter one year ago and 4.47% for the preceding quarter.  The NIM for the current quarter was increased by approximately 11 basis points due to the accretion of $301,000 of the fair value discount on loans acquired in the South Sound Merger and the collection of $16,000 of non-accrual interest.  The NIM for the comparable quarter one year ago was increased by approximately six basis points due to the collection of a $134,000 loan prepayment penalty and the collection of $2,000 of non-accrual interest.  The NIM for the preceding quarter was increased by approximately four basis points due to the accretion of $87,000 of the fair value discount on loans acquired in the South Sound Merger.  The NIM for the preceding quarter was not impacted by the collection of non-accrual interest.  Timberland’s net interest margin for the first six months of fiscal 2018 improved to 4.49% from 4.19% for the first six months of fiscal 2018.

Non-interest income increased 28% to $3.94 million for the current quarter from $3.08 million for the comparable quarter one year ago and increased 21% from $3.27 million for the preceding quarter.  The increase in non-interest income compared to the preceding quarter was primarily due to a $1.00 million death benefit claim on BOLI.  Partially offsetting this increase, was a $98,000 decrease in gain on sale of loans, a $92,000 decrease in ATM and debit card interchange transaction fees, and smaller decreases in several other categories.  The decrease in gain on sale of loans was primarily due to a decrease in the dollar amount of fixed rate one- to four-family loans sold.  The decrease in ATM and debit card interchange transaction fees was primarily due to a reduction in the volume of debit card transactions, which was in part due to accommodations associated with the conversion to a new core operating system in February 2019.  Fiscal year-to-date non-interest income increased 16% to $7.21 million from $6.22 million for the first six months of fiscal 2018, primarily due to the BOLI death benefit claim.

Total operating expenses for the current quarter increased 8% to $9.28 million from $8.56 million for the preceding quarter and increased 28% from $7.22 million for the comparable quarter one year ago.  The increase in expenses for the current quarter compared to the preceding quarter was primarily due to expenses associated with the conversion to a new core operating system during the current quarter.  Direct conversion-related expenses of $456,000 are included in the data processing and telecommunication expense line item and indirect conversion-related overtime expenses of approximately $160,000 are included in the salaries and employee benefits line item.  Acquisition expenses related to the South Sound Merger totaled $55,000 during the current quarter compared to $64,000 in the preceding quarter.  The efficiency ratio was 55.66% for the current quarter compared to 56.83% for the comparable quarter one year ago and 54.85% for the preceding quarter.  Fiscal year-to-date operating expenses increased 24% to $17.84 million from $14.40 million for the first six months of fiscal 2018, primarily as a result of the South Sound Merger and expenses associated with the core operating system conversion.  The efficiency ratio improved for the first six months of fiscal 2019 to 55.27% from 56.96% for the first six months of fiscal 2018.

The provision for income taxes for the current quarter decreased $156,000 to $1.28 million from $1.43 million for the preceding quarter.  The decrease was primarily due to an increase in the percentage of non-taxable income for the current quarter as a result of the BOLI death benefit claim.  Timberland’s effective tax rate was 17.3% for the quarter ended March 31,

Timberland Fiscal Q2 2019 Earnings
April 30, 2019

2019 compared to 20.3% for the quarter ended December 31, 2018 and 22.2% for the quarter ended one year ago.  The Tax Cuts and Jobs Acts legislation, which was signed into law on December 22, 2017, decreased the federal corporate income tax rate to 21.0% from 35.0%.  As a result of the new legislation, Timberland used a blended federal income tax rate of 24.5% for its 2018 fiscal year.  Effective with the beginning of the current fiscal year (October 1, 2018) Timberland began using a 21.0% federal income tax rate.

Balance Sheet Management

Total assets increased $40.25 million, or 3%, to $1.24 billion at March 31, 2019, from $1.20 billion at December 31, 2018.   The increase was primarily due to a $16.21 million increase in net loans receivable, a $12.84 million increase in total cash and cash equivalents, and a $9.37 million increase in investment securities.  These increases were primarily funded by increased deposits.

Net loans receivable increased $16.21 million, or 2%, during the current quarter to $873.28 million at March 31 2019, from $857.07 million at December 31, 2018. The increase was primarily due to a $9.87 million increase in commercial business loans, a $5.35 million increase in construction loans, a $2.74 million increase in multi-family loans, a $6.12 million decrease in the undisbursed portion of construction loans in process and smaller increases in several other categories.  These increases to net loans receivable were partially offset by an $8.92 million decrease in commercial real estate loans and smaller decreases in several other categories.

LOAN PORTFOLIO
($ in thousands)	March 31, 2019		December 31, 2018		March 31, 2018
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$130,413	13%	$130,219	14%	$112,862	14%
Multi-family	74,816	8	72,076	8	55,157	7
Commercial	417,223	43	426,144	44	341,845	43
Construction - custom and
owner/builder	120,789	12	119,214	12	119,230	15
Construction - speculative one-to four-family	20,014	2	17,934	2	10,876	1
Construction - commercial	42,157	4	42,416	4	25,166	3
Construction - multi-family	29,399	3	25,645	3	24,812	3
Construction - land
development	8,782	1	10,578	1	2,950	--
Land	22,471	2	22,734	2	20,602	3
Total mortgage loans	866,064	88	866,960	90	713,500	89

Consumer loans:
Home equity and second
mortgage	41,609	4	40,468	4	38,124	5
Other	4,606	1	4,443	--	3,646	1
Total consumer loans	46,215	5	44,911	4	41,770	6

Commercial business loans	68,073	7	58,202	6	43,465	5
Total loans	980,352	100%	970,073	100%	798,735	100%
Less:
Undisbursed portion of
construction loans in
process	(94,471)		(100,595)		(78,108)
Deferred loan origination
fees	(2,856)		(2,875)		(2,515)
Allowance for loan losses	(9,741)		(9,533)		(9,544)
Total loans receivable, net	$873,284		$857,070		$708,568

Timberland Fiscal Q2 2019 Earnings
April 30, 2019

_______________________
(a)	Does not include one- to four-family loans held for sale totaling $3,068, $2,988 and $3,981 at March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

Timberland originated $64.47 million in loans during the quarter ended March 31, 2019, compared to $78.99 million for the comparable quarter one year ago and $106.39 million for the preceding quarter.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of U.S. Small Business Administration (“SBA”) loans.  During the second quarter of fiscal 2019 fixed-rate one- to four-family mortgage loans and SBA loans totaling $12.16 million were sold compared to $15.31 million for the comparable quarter one year ago and $16.12 million for the preceding quarter.

Timberland’s investment securities and CDs held for investment increased $9.27 million, or 9%, to $110.18 million at March 31, 2019, from $100.90 million at December 31, 2018.  The increase was primarily due to the purchase of additional agency mortgage-backed securities.

Timberland’s liquidity continues to remain strong.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment and available for sale investment securities, was 22.6% of total liabilities at March 31, 2019, compared to 22.1% at December 31, 2018, and 25.3% one year ago.

DEPOSIT BREAKDOWN
($ in thousands)

	March 31, 2019		December 31, 2018		March 31, 2018
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$287,338	27%	$271,251	26%	$222,302	25%
NOW checking	302,540	29	286,052	28	227,075	26
Savings	165,309	15	160,673	15	147,750	17
Money market	149,150	14	153,208	15	130,844	15
Money market – reciprocal	8,636	1	9,220	1	10,363	1
Certificates of deposit under $250	132,678	12	129,822	13	121,157	14
Certificates of deposit $250 and over	22,736	2	21,747	2	17,720	2
Certificates of deposit – brokered	3,207	--	3,204	--	3,200	--
Total deposits	$1,071,594	100%	$1,035,177	100%	$880,411	100%

Total deposits increased $36.42 million, or 4%, during the current quarter to $1.072 billion at March 31, 2019, from $1.035 billion at December 31, 2018.  The quarterly increase consisted of a $16.49 million increase in NOW checking account balances, a $16.09 million increase in non-interest bearing demand account balances, a $4.64 million increase in savings account balances, and a $3.85 million increase in certificate of deposit account balances.  These increases were partially offset by a $4.64 million decrease in money market account balances.

Shareholders’ Equity

Total shareholders’ equity increased $5.43 million to $162.34 million at March 31, 2019, from $156.91 million at December 31, 2018.  The increase in shareholders’ equity was primarily due to net income of $6.11 million for the quarter, which was partially offset by dividend payments to shareholders of $1.25 million.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 18.72% and a Tier 1 leverage capital ratio of 12.17% at March 31, 2019.

Asset quality remains strong with a non-performing assets to total assets ratio of 0.41% at March 31, 2019, compared to 0.46% one year ago and 0.33% at December 31, 2018.

Timberland Fiscal Q2 2019 Earnings
April 30, 2019

No provision for loan losses was made for the quarters ended March 31, 2019, December 31, 2018, and March 31, 2018.  There was a net recovery of $208,000 for the current quarter compared to a net recovery of $3,000 for the preceding quarter and net charge-offs of $21,000 for the comparable quarter one year ago.  The allowance for loan losses to loans receivable was 1.10% at March 31, 2019 compared to 1.10% at December 31, 2018 and 1.33% at March 31, 2018.  The decrease in the allowance for loan losses as a percentage of loans receivable over the past year was primarily a result of an increase in loans from the South Sound Merger.  Included in the recorded value of loans acquired in mergers are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The recorded value of loans acquired in the South Sound Merger was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Merger was $1.64 million at March 31, 2019.  The allowance for loan losses to loans receivable (excluding the remaining balance of the loans acquired in the South Sound Merger) was 1.25% (non-GAAP) at March 31, 2019.

Total delinquent loans (past due 30 days or more) and non-accrual loans increased $288,000, or 9%, to $3.57 million at March 31, 2019, from $3.29 million one year ago and increased $219,000, or 7%, from $3.36 million at December 31, 2018.  Non-accrual loans increased $813,000, or 42%, to $2.75 million at March 31, 2019, from $1.93 million one year ago and increased $1.16 million, or 73%, from $1.59 million at December 31 2018.

NON-ACCRUAL LOANS
($ in thousands)	March 31, 2019		December 31, 2018		March 31, 2018
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$568	4	$509	4	$801	6
Commercial	844	2	--	--	370	3
Land	461	3	396	2	395	4
Total mortgage loans	1,873	9	905	6	1,566	13

Consumer loans:
Home equity and second
mortgage	342	4	386	6	185	4
Consumer (Other)	15	1	--	--	--	--
Total consumer loans	357	5	386	6	185	4

Commercial business loans	515	9	299	6	181	2
Total loans	$2,745	23	$1,590	18	$1,932	19

OREO and other repossessed assets decreased 10% to $2.01 million at March 31, 2019, from $2.22 million at March 31, 2018, and decreased 1% from $2.03 million at December 31, 2018.  At March 31, 2019, the OREO and other repossessed asset portfolio consisted of 11 individual land parcels and three commercial real estate properties.  During the quarter ended March 31, 2019, there were no OREO property sales.

OREO and OTHER REPOSSESSED ASSETS

($ in thousands)	March 31, 2019		December 31, 2018		March 31, 2018
	Amount	Quantity	Amount	Quantity	Amount	Quantity

Commercial	$473	3	$473	3	$287	1
Land	1,533	11	1,553	11	1,934	12
Total	$2,006	14	$2,026	14	$2,221	13

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Timberland Fiscal Q2 2019 Earnings
April 30, 2019

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	March 31, 2019	December 31, 2018	March 31, 2018

Shareholders’ equity	$162,338	$156,905	$117,843
Less goodwill and CDI	(17,395)	(16,994)	(5,650)
Tangible common equity	$144,943	$139,911	$112,193

Total assets	$1,240,569	$1,200,315	$1,001,201
Less goodwill and CDI	(17,395)	(16,994)	(5,650)
Tangible assets	$1,223,174	$1,183,321	$995,551

Acquisition of South Sound Bank

On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Merger”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

The South Sound Merger was accounted for as a business combination.  Accordingly, Timberland’s cost to acquire South Sound Bank was allocated to the assets acquired (including identifiable intangible assets) and liabilities assumed of South Sound Bank at their respective estimated fair values as of the acquisition date.  The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill.

The following table summarizes the fair value of consideration transferred, the estimated fair value of the assets acquired and liabilities assumed at October 1, 2018, and the resulting goodwill from the transaction ($ in thousands):

Total merger consideration	$ 35,170

Assets
Cash and cash equivalents	$ 21,187
Certificates of deposits (“CDs”) held for investment	2,973
FHLB stock	205
Investment securities	24,724
Loans receivable	121,544
Premises and equipment	3,337
Other real estate owned (“OREO”)	25
Bank owned life insurance (“BOLI”)	2,629
Accrued interest receivable	554
Mortgage servicing rights	281
Other assets	576
Core deposit intangible (“CDI”)	2,483
Total assets	$ 180,518

Timberland Fiscal Q2 2019 Earnings
April 30, 2019

Liabilities
Deposits	$ 151,538
Other liabilities and accrued expenses	3,291
Total liabilities	$ 154,829

Fair value of net assets acquired	$ 25,689

Goodwill	$ 9,481

The estimated fair values in the above table are preliminary and represent management’s best estimates based on available information on the facts and circumstances in existence on April 30, 2019.  The preliminary goodwill increased to $9.48 million at March 31, 2019 from $8.97 million at December 31, 2018 as additional information related to the fair value of deferred tax related items became available.  Fair values are subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values becomes available.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the expected cost savings, synergies and other financial benefits from our acquisition of South Sound Bank might not be realized within the expected time frames or at all; the integration of the combined company, including personnel changes/retention, might not proceed as planned; and the combined company might not perform as well as expected; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; disruptions, security breaches, or other adverse events,

Timberland Fiscal Q2 2019 Earnings
April 30, 2019

failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q2 2019 Earnings
April 30, 2019

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	March 31,	Dec. 31,	March 31,
(unaudited)	2019	2018	2018
Interest and dividend income
Loans receivable	$12,216	$11,782	$9,484
Investment securities	297	278	39
Dividends from mutual funds, FHLB stock and other investments	39	39	26
Interest bearing deposits in banks	1,289	1,216	741
Total interest and dividend income	13,841	13,315	10,290

Interest expense
Deposits	1,113	971	666
Total interest expense	1,113	971	666
Net interest income	12,728	12,344	9,624

Provision for loan losses	--	--	--
Net interest income after provision for loan losses	12,728	12,344	9,624

Non-interest income
Service charges on deposits	1,190	1,216	1,132
ATM and debit card interchange transaction fees	857	949	883
Gain on sale of loans, net	288	386	470
Bank owned life insurance (“BOLI”) net earnings	1,156	157	137
Servicing income on loans sold	117	148	117
Recoveries on investment securities, net	9	20	13
Other	323	390	330
Total non-interest income	3,940	3,266	3,082

Non-interest expense
Salaries and employee benefits	4,867	4,606	4,001
Premises and equipment	993	954	799
Loss (gain) on disposition of premises and equipment, net	8	--	(113)
Advertising	175	191	176
OREO and other repossessed assets, net	52	50	91
ATM and debit card processing	389	422	318
Postage and courier	138	110	131
State and local taxes	209	196	168
Professional fees	184	235	243
FDIC insurance	97	74	75
Loan administration and foreclosure	84	87	92
Data processing and telecommunications	1,068	613	495
Deposit operations	364	294	252
Amortization of CDI	110	109	--
Other, net	539	621	493
Total non-interest expense, net	9,277	8,562	7,221

Income before income taxes	7,391	7,048	5,485
Provision for income taxes	1,277	1,433	1,216
Net income	$6,114	$5,615	$4,269

Net income per common share:
Basic	$0.74	$0.68	$0.58
Diluted	0.72	0.66	0.57

Weighted average common shares outstanding:
Basic	8,310,074	8,293,212	7,328,127
Diluted	8,464,650	8,457,703	7,512,058

Timberland Fiscal Q2 2019 Earnings
April 30, 2019

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Six Months Ended
($ in thousands, except per share amounts)	March 31,	March 31,
(unaudited)	2019	2018
Interest and dividend income
Loans receivable	$23,997	$18,812
Investment securities	575	96
Dividends from mutual funds, FHLB stock and other investments	78	52
Interest bearing deposits in banks	2,506	1,364
Total interest and dividend income	27,156	20,324

Interest expense
Deposits	2,084	1,266
Total interest expense	2,084	1,266
Net interest income	25,072	19,058

Provision for loan losses	--	--
Net interest income after provision for loan losses	25,072	19,058

Non-interest income
Service charges on deposits	2,405	2,310
ATM and debit card interchange transaction fees	1,806	1,727
Gain on sale of loans, net	675	992
BOLI net earnings	1,313	273
Servicing income on loans sold	265	233
Recoveries on investment securities, net	20	36
Other	722	648
Total non-interest income	7,206	6,219

Non-interest expense
Salaries and employee benefits	9,473	7,950
Premises and equipment	1,947	1,567
Loss (gain) on disposition of premises and equipment, net	8	(113)
Advertising	366	386
OREO and other repossessed assets, net	102	204
ATM and debit card processing	811	648
Postage and courier	248	237
State and local taxes	405	329
Professional fees	419	460
FDIC insurance	171	141
Loan administration and foreclosure	171	171
Data processing and telecommunications	1,681	962
Deposit operations	658	530
Amortization of CDI	219	--
Other, net	1,160	925
Total non-interest expense, net	17,839	14,397

Income before income taxes	$14,439	$10,880
Provision for income taxes	2,710	2,997
Net income	$11,729	$7,883

Net income per common share:
Basic	$1.42	$1.08
Diluted	1.39	1.05

Weighted average common shares outstanding:
Basic	8,301,550	7,320,243
Diluted	8,461,138	7,510,092

Timberland Fiscal Q2 2019 Earnings
April 30, 2019

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2019	2018	2018
Assets
Cash and due from financial institutions	$23,957	$18,938	$15,508
Interest-bearing deposits in banks	150,629	142,805	153,897
Total cash and cash equivalents	174,586	161,743	169,405

Certificates of deposit (“CDs”) held for investment, at cost	65,737	65,830	52,938
Investment securities:
Held to maturity, at amortized cost	41,361	31,950	8,070
Available for sale, at fair value	3,078	3,122	1,193
FHLB stock	1,437	1,395	1,107
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	3,068	2,988	3,981

Loans receivable	883,025	866,603	718.112
Less: Allowance for loan losses	(9,741)	(9,533)	(9,544)
Net loans receivable	873,284	857,070	708,568

Premises and equipment, net	22,852	22,884	18,053
OREO and other repossessed assets, net	2,006	2,026	2,221
BOLI	20,707	22,599	19,539
Accrued interest receivable	3,702	3,497	2,655
Goodwill	15,131	14,620	5,650
CDI	2,264	2,374	--
Mortgage servicing rights, net	2,322	2,338	1,910
Other assets	6,034	2,879	2,911
Total assets	$1,240,569	$1,200,315	$1,001,201

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$287,338	$271,251	$222,302
Deposits: Interest-bearing	784,256	763,926	658,109
Total deposits	1,071,594	1,035,177	880,411

Other liabilities and accrued expenses	6,637	8,233	2,947
Total liabilities	1,078,231	1,043,410	883,358

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,336,419 shares issued and outstanding – March 31, 2019 8,313,403 shares issued and outstanding – December 31, 2018 7,390,227 shares issued and outstanding – March 31, 2018	43,351	42,951	13,891
Unearned shares issued to Employee Stock Ownership Plan (“ESOP”)	--	(67)	(265)
Retained earnings	119,032	114,166	104,349
Accumulated other comprehensive loss	(45)	(145)	(132)
Total shareholders’ equity	162,338	156,905	117,843
Total liabilities and shareholders’ equity	$1,240,569	$1,200,315	$1,001,201

Timberland Fiscal Q2 2019 Earnings
April 30, 2019

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2019	2018	2018
PERFORMANCE RATIOS:
Return on average assets (a)	2.01%	1.88%	1.75%
Return on average equity (a)	15.45%	14.56%	14.79%
Net interest margin (a)	4.51%	4.47%	4.19%
Efficiency ratio	55.66%	54.85%	56.83%

	Six Months Ended
	March 31,	March 31,
	2019	2018
PERFORMANCE RATIOS:
Return on average assets (a)	1.94%	1.63%
Return on average equity (a)	14.99%	13.86%
Net interest margin (a)	4.49%	4.19%
Efficiency ratio	55.27%	56.96%

	March 31,	Dec. 31,	March 31,
	2019	2018	2018
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,745	$1,590	$1,932
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	343	372	470
OREO and other repossessed assets	2,006	2,026	2,221
Total non-performing assets (b)	$5,094	$3,988	$4,623

Non-performing assets to total assets (b)	0.41%	0.33%	0.46%
Net charge-offs (recoveries) during quarter	$ (208)	$ (3)	$ 21
Allowance for loan losses to non-accrual loans	355%	600%	494%
Allowance for loan losses to loans receivable (c)	1.10%	1.10%	1.33%
Troubled debt restructured loans on accrual status (d)	$2,928	$2,941	$2,970

CAPITAL RATIOS:
Tier 1 leverage capital	12.17%	11.96%	11.66%
Tier 1 risk-based capital	17.52%	17.26%	16.76%
Common equity Tier 1 risk-based capital	17.52%	17.26%	16.76%
Total risk-based capital	18.72%	18.43%	18.01%
Tangible common equity to tangible assets (non-GAAP)	11.85%	11.82%	11.27%

BOOK VALUES:
Book value per common share	$ 19.47	$ 18.87	$ 15.95
Tangible book value per common share (e)	17.39	16.83	15.18

________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $299, $308 and $155 reported as non-accrual loans at March 31, 2019, December 31, 2018 and March 31, 2018, respectively.
(e)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q2 2019 Earnings
April 30, 2019

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	March 31, 2019		December 31, 2018		March 31, 2018
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$876,688	5.57%	$860,639	5.48%	$717,502	5.29%
Investment securities and FHLB stock (1)	43,923	3.06	34,419	3.68	13,190	1.97
Interest-bearing deposits in banks and CDs	208,760	2.47	210,757	2.31	187,181	1.61
Total interest-earning assets	1,129,371	4.90	1,105,815	4.82	917,873	4.48
Other assets	87,299		91,142		58,590
Total assets	$1,216,670		$1,196,957		$976,463

Liabilities and Shareholders’ Equity
NOW checking accounts	$288,429	0.29%	$281,123	0.26%	$217,734	0.21%
Money market accounts	158,762	0.79	156,638	0.59	141,594	0.53
Savings accounts	162,702	0.06	160,584	0.07	143,449	0.06
Certificates of deposit accounts	155,227	1.50	155,595	1.33	139,620	1.01
Total interest-bearing deposits	765,120	0.59	753,940	0.51	642,397	0.42

Total interest-bearing liabilities	765,120	0.59	753,940	0.51	642,397	0.42

Non-interest-bearing demand deposits	281,240		281,620		214,722
Other liabilities	11,994		7,133		3,868
Shareholders’ equity	158,316		154,264		115,476
Total liabilities and shareholders’ equity	$1,216,670		$1,196,957		$976,463

Interest rate spread		4.31%		4.31%		4.06%
Net interest margin (2)		4.51%		4.47%		4.19%
Average interest-earning assets to
average interest-bearing liabilities	147.61%		146.67%		142.88%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q2 2019 Earnings
April 30, 2019

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
($ in thousands)
(unaudited)
	For the Six Months Ended
	March 31, 2019		March 31, 2018
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$869,184	5.52%	$713,245	5.28%
Investment securities and FHLB Stock (1)	39,120	3.34	12,816	2.31
Interest-bearing deposits in banks and CD’s	209,641	2.39	183,572	1.49
Total interest-earning assets	1,117,945	4.86	909,633	4.47
Other assets	88,868		59,366
Total assets	$1,206,813		$968,999

Liabilities and Shareholders’ Equity
NOW checking accounts	$284,724	0.28%	$215,113	0.21%
Money market accounts	157,688	0.69	139,002	0.46
Savings accounts	161,643	0.06	142,346	0.06
Certificate of deposit accounts	155,413	1.42	139,148	0.98
Total interest-bearing deposits	759,468	0.55	635,609	0.40

Total interest-bearing liabilities	759,468	0.55	635,609	0.40

Non-interest-bearing demand deposits	282,019		215,826
Other liabilities	8,806		3,800
Shareholders’ equity	156,520		113,764
Total liabilities and shareholders’ equity	$1,206,813		$968,999

Interest rate spread		4.31%		4.07%
Net interest margin (2)		4.49%		4.19%
Average interest-earning assets to
average interest-bearing liabilities	147.20%		143.11%

          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets